Exhibit 4.4

EXECUTION COPY

The Gap, Inc.
8.375% Senior Secured Notes due 2023
8.625% Senior Secured Notes due 2025
8.875% Senior Secured Notes due 2027
________________________
FIRST SUPPLEMENTAL INDENTURE
dated as of September 27, 2021
to
INDENTURE
Dated as of May 7, 2020
________________________

U.S. BANK NATIONAL ASSOCIATION,
Trustee and Notes Collateral Agent

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 27, 2021, between THE GAP, INC., a Delaware corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION as trustee (the “Trustee”) and notes collateral agent (the “Notes Collateral Agent”).
WHEREAS, the Company, the Trustee and the Notes Collateral Agent are parties to an Indenture, dated as of May 7, 2020 (the “Indenture”), pursuant to which the Company issued (i) $500,000,000 aggregate principal amount of 8.375% Senior Secured Notes due 2023 (the “2023 Notes”); (ii) $750,000,000 aggregate principal amount of 8.625% Senior Secured Notes due 2025 (the “2025 Notes”) and (iii) $1,000,000,000 aggregate principal amount of 8.875% Senior Secured Notes due 2027 (the “2027 Notes” and, together with the 2023 Notes and the 2025 Notes, the “Securities”);
WHEREAS, pursuant to Section 9.02 of the Indenture, the Company, the Trustee and the Notes Collateral Agent, as applicable, may amend certain terms of the Indenture with the written consent of the holders (as defined in the Indenture, the “Holders”) of at least a majority in aggregate principal amount of each series of the Securities then outstanding, provided that, an amendment to terminate any security interest and release the collateral for such series of Securities must be consented to by the Holders of two-thirds of the aggregate principal amount of such series of the Securities then outstanding;
WHEREAS, the Company has offered to purchase for cash any and all of the Securities (the “Offer”) and has solicited consents (the “Solicitation”) to certain amendments to the Indenture requiring the consent of a majority in aggregate principal amount of each series of the Securities (the “Majority Amendments”) and certain collateral release amendments to the Indenture requiring the consent of at least two-thirds of the aggregate principal amount of each series of the Securities (the “Collateral Release Amendments and, together with the Majority Amendments, the “Proposed Amendments”) pursuant to the Company’s Offers to Purchase and Solicitations of Consents dated September 13, 2021 (the “Solicitation Statement”);
WHEREAS, the Company has obtained the written consent to the Majority Amendments to the Indenture from the Holders of at least a majority in aggregate principal amount of each series of Securities (the “Majority Requisite Consents”);
WHEREAS, the Company has obtained the written consent to the Collateral Release Amendments to the Indenture from the Holders of at least two-thirds in aggregate principal amount of each of the 2025 Notes and the 2027 Notes (the “Two-Thirds Requisite Consents” and, together with the Majority Requisite Consents, the “Requisite Consents”);
WHEREAS, the Holders who have delivered such written consents to the Proposed Amendments have waived any rights to withdraw such consents pursuant to the Indenture;
WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized by the parties hereto, and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;

WHEREAS, the Trustee is indemnified pursuant to Section 7.07 of the Indenture in connection with the Trustee’s execution of this Supplemental Indenture; and
WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) a copy of the resolutions of the Board of Directors of the Company authorizing the execution of this Supplemental Indenture, (ii) confirmation from Global Bondholder Services Corporation, as tender agent for the Solicitation, of the receipt from Holders of the Requisite Consents, and (iii) the Officer’s Certificate and the Opinion of Counsel described in Sections 9.05 and 13.04 of the Indenture (collectively, the “Supporting Documents”).
NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:
ARTICLE I
AMENDMENTS TO INDENTURE
SECTION 1.01. Amendments. The Indenture is hereby amended as follows:
i.    The definition of “Notes Obligations” appearing in Section 1.01 of the Indenture is deleted and replaced with the following:
““Notes Obligations” means Obligations in respect of the 2023 Notes, this Indenture (as it relates to the 2023 Notes) and the Guarantees (solely to the extent relating to the 2023 Notes).”
ii.    The definition of “Notes Secured Parties” appearing in Section 1.01 of the Indenture is deleted and replaced with the following:
““Notes Secured Parties” means the Trustee, the Notes Collateral Agent and the holders of the 2023 Notes.”
iii.    The first paragraph of Section 3.05(a) of the Indenture (“Notice of Optional Redemption”) shall be amended by deleting it and replacing it with the following:
“At least five Business Days but not more than 60 days before a redemption date pursuant to Paragraph 5 of the Note of each series, the Company shall mail or cause to be mailed by first-class mail, or delivered electronically if held by DTC, a notice of redemption to each holder whose Notes are to be redeemed at its registered address (with a copy to the Trustee), except that redemption notices may be mailed or otherwise delivered more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article VIII.”

ii.    Sections 4.03 through 4.08, Sections 4.11 through 4.13, Section 4.17 and Section 5.01 shall be amended and restated in their entirety to read as follows:
“SECTION 4.03    Intentionally Omitted.
SECTION 4.04    Intentionally Omitted.
SECTION 4.05    Intentionally Omitted.
SECTION 4.06    Intentionally Omitted.
SECTION 4.07    Intentionally Omitted.
SECTION 4.08    Intentionally Omitted.
SECTION 4.11    Intentionally Omitted.
SECTION 4.12    Intentionally Omitted.
SECTION 4.13    Intentionally Omitted.
SECTION 4.17    Intentionally Omitted.
SECTION 5.01    Intentionally Omitted.”
SECTION 1.02. Amendments to Article X. At such time as the Company delivers written notice to the Trustee that Holders representing at least two-thirds in aggregate principal amount of each series of Securities have validly tendered and not validly withdrawn their Securities pursuant to the Offer, and such Securities have been accepted for purchase, Article X of the Indenture shall be amended and restated in its entirety to read as follows:
“ARTICLE X        INTENTIONALLY OMITTED”
Notwithstanding the foregoing, from and after the date hereof, Article X of the Indenture shall no longer apply to the 2025 Notes and 2027 Notes, and the failure of the Company to comply with Article X of the Indenture with respect to the 2025 Notes and 2027 Notes shall not constitute a Default or Event of Default under the Indenture.
ARTICLE II
AMENDMENT OF SECURITY DOCUMENTS AND RELEASE OF COLLATERAL
SECTION 2.01. Amendment of Security Agreement. The definition of “Notes Obligations” in the Security Agreement is hereby deleted and replaced with the following:
““Notes Obligations” means all principal, premium, debts, interest, penalties, fees, expenses, indemnifications, damages and other Obligations (as defined in the Indenture), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising (including any interest, fees and other amounts, which but for the filing of a petition in bankruptcy with respect to any Pledgor would have accrued on any of the Notes Obligations, whether or not such interest, fees or other amount is an allowed claim under applicable law) under any of the Indenture (as it relates to the 2023 Notes) or the Security Documents (as they relate to the 2023 Notes).”
SECTION 2.02. Release of Collateral. With respect to the 2025 Notes and the 2027 Notes, the Liens on the Collateral under the Security Documents are hereby released. The Trustee shall, or shall cause the Notes Collateral Agent to, execute any documents and/or termination statements reasonably requested by the Company in order to release such Liens under the Security Documents on the Collateral securing the 2025 Notes and the 2027 Notes.
SECTION 2.03. Concerning the Notes Collateral Agent. Notwithstanding the execution and delivery of this Supplemental Indenture, the rights, privileges, and immunities of the Notes Collateral Agent shall survive pursuant to the terms of the Indenture and the Security Documents (as in effect immediately prior to the execution and delivery of this Supplemental Indenture).
ARTICLE III
GENERAL PROVISIONS
SECTION 3.01. The Indenture Ratified. Except as expressly modified herein, the Indenture is in all respects ratified and confirmed, and all the terms, provisions, and conditions thereof shall be and remain in full force and effect.
SECTION 3.02. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
SECTION 3.03. This Supplemental Indenture is a Supplement to The Indenture. This Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and as part of the Indenture. In the case of conflict between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.
SECTION 3.04. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.
SECTION 3.05. References to This Supplemental Indenture. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Supplemental Indenture may refer to the Indenture without making specific reference to this Supplemental Indenture, but nevertheless all such references shall include this Supplemental Indenture unless the context otherwise requires.
SECTION 3.06. Effect of This Supplemental Indenture. The Indenture and Security Documents shall be deemed to be modified as herein provided, but except as modified hereby, the Indenture shall continue in full force and effect. The Indenture, on the one hand, and each Security Document, on the other hand, as modified hereby shall each be read, taken, and construed as one and the same instrument.
SECTION 3.07. Severability. In the event that any provisions of this Supplemental Indenture shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 3.09. Trustee and Notes Collateral Agent Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company, and neither the Trustee nor the Notes Collateral Agent assumes any responsibility for their correctness. The Trustee and the Notes Collateral Agent make no representations as to, and shall not be responsible in any manner for or in respect of, the validity or sufficiency of this Supplemental Indenture. It is acknowledged and agreed that the Trustee and the Notes Collateral Agent are entering into this Supplemental Indenture in reliance on the Supporting Documents, solely in their capacity as Trustee or Notes Collateral Agent, respectively, and not in their individual or corporate capacity.
In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection or indemnity to the Trustee, whether or not elsewhere herein so provided.
SECTION 3.10. Effectiveness. This Supplemental Indenture shall be effective and binding immediately upon its execution by the Company and the Trustee.

SECTION 3.11. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 3.12. Effect and Operation of the Supplemental Indenture. This Supplemental Indenture shall be effective and binding immediately upon its execution and thereupon this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Security heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby; provided, however, that notwithstanding anything in the Indenture or this Supplemental Indenture to the contrary, the provisions of Section 1.02 hereof shall not be operative with respect to the 2023 Notes until the Company has purchased two-thirds in principal amount of the 2023 Notes pursuant to the Offer. Following the purchase of two-thirds in principal amount of the outstanding 2023 Notes, the Company will promptly deliver an Officer’s Certificate to the Trustee stating that the provisions of Section 1.02 of this Supplemental Indenture have become operative with respect to the 2023 Notes.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto have caused this Supplemental Indenture to be duly executed on its behalf by its duly authorized officer as of the day and year first above written.

The Company:

THE GAP, INC.

By: /s/ Katrina O’Connell
Name: Katrina O’Connell
Title: Executive Vice President and Chief Financial Officer

Trustee:

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee, Notes Collateral Agent, Registrar and Paying Agent

By: /s/ David Jason
Name: David Jason
Title: Vice President

[SIGNATURE PAGE TO FIRST SUPPLEMENTAL INDENTURE]